Exhibit 99.1

                                                            Investor Inquiries:
                                                            Robert K. Gudbranson
                                                            (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION LOWERS EARNINGS GUIDANCE BECAUSE OF U.S. GOVERNMENT REIMBURSEMENT CHALLENGES

ELYRIA, Ohio - (December 21, 2004) - Invacare Corporation (NYSE: IVC) today announced that it has lowered earnings per share guidance for the fourth quarter of 2004 and for 2005.

Anticipated fourth quarter sales performance is below Invacare's expectations largely due to the negative impact from significantly restrictive Medicare reimbursement policies for consumer power wheelchairs combined with slower purchasing by home care providers on eight equipment items on which Medicare reimbursement is scheduled to decrease beginning in 2005. As determined in the Medicare prescription drug bill passed by Congress in 2003, the eight items include oxygen, one standard wheelchair code, and one home care bed code, among other products. In addition, a relatively newer, unanticipated drag on sales relates to declining Medicaid reimbursement. The Medicaid pressures have spread state by state in the last few months on a number of product lines, with particularly strong impact on the higher-margin custom power wheelchair and custom manual wheelchair segments. Invacare attempted to offset the weakness in sales with pricing promotions during the quarter. However, the promotions have not generated the volumes expected while negatively affecting margins. Beyond the sales shortfall, earnings have been negatively impacted by lost manufacturing efficiency along with higher raw materials costs.

In light of these issues, Invacare has lowered earnings per share guidance for the fourth quarter of 2004 from the previous range of $0.75 to $0.80 to a new range of $0.60 to $0.65. Net sales for the quarter will likely increase by approximately 12% versus last year. Foreign currency is expected to account for three percentage points of the net sales increase, while acquisitions will likely contribute an additional ten percentage points for the quarter.

Power wheelchair reimbursement uncertainty is now expected to continue throughout 2005. While the Centers for Medicare and Medicaid Services (CMS) was expected to release new guidelines for power wheelchairs in the fourth quarter of 2004, it instead circulated proposed guidelines that require public comment before implementation. While the proposed guidelines are favorable and are based on CMS' own medical study, the ambiguity that is impacting the consumer power wheelchair market will not be clarified until late 2005. In the interim, CMS' actions have resulted in a decline in the consumer power wheelchair market by 40% to 50%, and Invacare's sales in this category have been off accordingly.

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Given the  reimbursement  trends  described  above,  combined with the confusion likely to result from Medicare's plan to expand coding of the power wheelchair reimbursement system from 4 codes to 40 codes in 2005, Invacare no longer believes that it can achieve its earlier guidance of $3.00 to $3.15 for 2005 earnings per share and has lowered its guidance to $2.75 to $2.90. This range excludes the potential impact from the stock option accounting standard announced last week by FASB.

In response to these pressures, Invacare is taking steps to improve the benefits from internal productivity programs and from the acquisition of WP Domus GmbH ("Domus").

In the second and third quarters of 2004, respectively, Invacare announced that it had opened wholly owned manufacturing facilities in Suzhou, China and Kunshan, China. Although each facility is on schedule in terms of increasing production, the financial benefits from the facilities have not yet contributed to 2004 profitability due to continued U.S. sourcing of some components. During the next year, Invacare plans to transfer additional production to China and to increase local sourcing of components in order to lower costs further. In addition to lowering direct material costs, local sourcing also should lessen freight costs related to sending materials from the United States to China for manufacturing and assembly.

Further, Invacare plans on manufacturing more components in China than originally projected, including the bases for consumer power wheelchairs. Given the weakness in the consumer power wheelchair segment, Invacare intends to use Chinese manufacturing to help offset some of the profitability reduction resulting from the low sales volume.

In reference to the $230 million Domus acquisition announced on September 9, 2004, the integration plans for sourcing and distribution have been proceeding well and on schedule. The general manager for each of Domus' three manufacturing facilities has identified specific opportunities to use Invacare's Hong Kong sourcing office, take advantage of existing sourcing contracts and utilize our Chinese manufacturing locations to lower the materials costs for each plant. These sourcing programs are in place with additional projects soon to be added.

Moreover, the Domus managers have been working with Invacare sales managers in certain countries in order to increase distribution of the Domus products. These projects are also on track, and progress so far confirms that there should be strong benefits from the acquisition, particularly in Europe.

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Reviewing the earnings  guidance and the programs  mentioned  above,  A. Malachi
Mixon, III, chairman and chief executive officer, commented, "Although we are disappointed with the likely fourth quarter results, Invacare will have an earnings per share increase from $2.25 in 2003 to $2.30 to $2.35 in 2004 in a very difficult reimbursement environment. Of equal importance is the fact that our earnings per share for 2005 are expected to increase by approximately 20% due to Invacare's continued success in implementing its strategic plan during the last three years. Invacare has dramatically improved its product offerings, including the HomeFillTM oxygen system, added Chinese manufacturing capability and re-energized its acquisition program. Despite the uncertainty resulting from the reimbursement pressures in the industry, we believe we can continue to deliver above-market returns for Invacare's shareholders."

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 5,700 associates and markets its products in 80 countries around the world. For more information about the company and our products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers)both at the federal and state level, the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions (including the recent Domus acquisition), the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

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